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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
                                 _____________

                                   FORM 8-A/A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                      PURSUANT TO SECTION 12(b) OR 12(g) OF
                       THE SECURITIES EXCHANGE ACT OF 1934



                            Cole National Corporation
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             (Exact name of registrant as specified in its charter)


              Delaware                                    34-1453189
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(State of incorporation or organization)    (I.R.S. employer identification no.)


   5915 Landerbrook Drive, Mayfield Hts., Ohio                      44124
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      (Address of principal executive offices)                    (zip code)



Securities to be registered pursuant to Section 12(b) of the Act:

      Title of each class                   Name of each exchange on which
      to be so registered                   each class is to be registered
      -------------------                   ------------------------------


Common Stock, par value
$.001 per share                                     New York Stock Exchange
------------------------------                 --------------------------------


------------------------------                 --------------------------------


Securities to be registered pursuant to Section 12(g) of the Act:


                                 Not Applicable
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                                (Title of class)

                         Exhibit Index Appears on Page 5


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      As of October 16, 1997, a Certificate of Amendment (the "Amendment") of
the Restated Certificate of Incorporation (the "Certificate") of Cole National Corporation (the "Company") became effective. Such Amendment was subject to the approval of the Board of Directors of the Company, which was granted on March 20, 1997 and of the stockholders of the Company, which was granted on June 12, 1997. Accordingly, Item 1 of Form 8-A filed by the Company with the Securities and Exchange Commission (the "Commission") on February 15, 1994, and as amended by Form 8-A/A as filed with the Commission on April 7, 1994, is hereby amended as follows:

ITEM 1.      DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED

      The Company's Certificate of Amendment of the Restated Certificate of Incorporation (the "Certificate") authorizes the issuance of 40,000,000 shares of Common Stock, par value $.001, and 5,000,000 shares of preferred stock, par value $.001 (the "Preferred Stock").

COMMON STOCK

      The holders of Common Stock will be entitled to receive dividends when, if and as declared from time to time by the Board of Directors out of funds legally available therefor. Upon the liquidation, dissolution or winding up of the Company, the holders of Common Stock will be entitled to receive ratably the net assets of the Company available after the payment of all debts and other liabilities and subject to the prior rights of any holders of any outstanding Preferred Stock. The Common Stock is not convertible. The shares of Common Stock will have no preemptive rights and will not be subject to further calls or assessments by the Company. There will be no redemption or sinking fund provisions applicable to the Common Stock. The holders of Common Stock will be entitled to one vote per share on all matters to be voted upon by the stockholders and, except as required by law, the holders of each class of Common Stock will vote together as one class on all matters. The holders of Common Stock will not have the right to vote cumulatively in the election of directors. All of the outstanding shares of Common Stock are fully paid and nonassessable, except for the restricted shares issued pursuant to the 1992 Management Stock Option Plan through certain borrowings from the Company. The rights, preferences and privileges of the holders of Common Stock are subject to, and may be adversely affected by the rights of the holders of shares of any Preferred Stock which the Company may issue in the future. In addition, each share of Common Stock is subject to one Right pursuant to the Rights Plan which provides for the distribution of one Right for each outstanding share of the Company's Common Stock held of record as of the close of business on September 1, 1995. The Rights were registered on Form 8-A as filed with the Commission on September 7, 1995 and as amended by Form 8-A/A as filed with the Commission on August 22, 1997. The Rights will trade together with the Company's Common Stock on the New York Stock Exchange and will not be exercisable unless certain triggering events occur. Prior to the time that the Rights become exercisable, the Board of Directors has the power to redeem the Rights. Unless earlier redeemed, the Rights will expire on August 31, 2005.

      The foregoing description of the Amendment is qualified in its entirety by reference to the full text of the Amendment, which is attached as an exhibit hereto and incorporated herein by reference.




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CERTAIN CHARTER PROVISIONS



      The Company's Certificate provides in general, that (i) stockholder action can be taken only at an annual or special meeting of stockholders and not by written consent in lieu of a meeting, (ii) special meetings of the stockholders may be called only by the Chairman of the Board, the President or the Secretary of the Company, by a majority of the total number of directors of the Company (assuming no vacancies) or by the holders of a majority of the outstanding shares of Common Stock, and (iii) the provisions of Section 203 of the Delaware General Corporation Law, which prohibits certain business combinations for a certain period, are made part of the Company's Certificate.

ITEM 2.      EXHIBITS.

Number                               Description
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  4.1               Certificate of Amendment of the Restated Certificate of
                    Incorporation of the Registrant.









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                                    SIGNATURE
                                    ---------


                  Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.


                                              COLE NATIONAL CORPORATION



                                              By:  /s/Wayne Mosley
                                                 ------------------------------
                                                       Wayne Mosley
                                                       Vice President




Date:  November 14, 1997




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                                  EXHIBIT INDEX
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Exhibit Number                         Description
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      4.1            Certificate of Amendment of the Restated Certificate of
                     Incorporation of the Registrant.










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